PROSPECTUS Dated November 21, 2011	Term Sheet No. 457 to
PROSPECTUS SUPPLEMENT Dated November 21, 2011	Registration Statement No. 333-178081
Dated November 26, 2012
Rule 433
GLOBAL MEDIUM-TERM NOTES, SERIES F
Fixed Rate Senior Notes Due December 6, 2024

We, Morgan Stanley, will issue the Global Medium-Term Notes, Series F, Fixed Rate Senior Notes Due December 6, 2024 (the "notes") only in registered form, which form is further described under "Description of Notes-Forms of Notes" in the accompanying prospectus supplement.

We describe the basic features of the notes, including how interest is calculated, accrued and paid, including where a scheduled interest payment date is not a business day (the following unadjusted business day convention), in the section of the accompanying prospectus supplement called "Description of Notes" and in the section of the accompanying prospectus called "Description of Debt Securities-Fixed Rate Debt Securities," subject to and as modified by the provisions described below.

Principal Amount:	$	Interest Payment Period:	Semi-annually

Maturity Date:	December 6, 2024	Interest Payment Dates:	Each June 6 and December 6 commencing June 6, 2013

Settlement Date (Original Issue Date):	December 6, 2012	Call Price:	NA

Interest Accrual Date:	December 6, 2012	First Call Date:	NA

Issue Price:	100%	Call Frequency:	NA

Commissions:	%	Business Day:	New York

Proceeds to Morgan Stanley:	$	Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Specified Currency:	U.S. dollars	Survivor’s Option:	No

Redemption Percentage at Maturity:	100%	CUSIP:	61760LBM6

Interest Rate:	3.800% per annum (calculated on a 30/360 day count basis)	Other Provisions:	None

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837. You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 21, 2011	Prospectus dated November 21, 2011

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this term sheet or the accompanying prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MORGAN STANLEY